Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 12, 2012

JEM iPath Exchange Traded Notes iPath® GEMS Index™ ETN Note Description The iPath® GEMS IndexTM ETN (the “ETN”) is linked to the Barclays Capital Global Emerging Markets Strategy (GEMS) IndexTM (the “Index”) and is designed to pay a monthly coupon. Index Description The Barclays Capital GEMS Index™ is designed to provide exposure to the total return of local currencies in specified emerging markets through short-term, liquid and diversified instruments. The index constituent currencies are the Hungarian forint, Polish zloty, Russian ruble, Turkish lira, South African rand, Argentine peso, Brazilian real, Chilean peso, Colombian peso, Mexican peso, Indian rupee, Indonesia rupiah, South Korean won, Philippine peso, and Thai baht. Note Details Ticker JEM Intraday indicative value ticker JEM. IV CUSIP 06739H453 Primary exchange NYSE Arca Yearly fee1 0.89% Inception date 2/1/08 Maturity date 2/4/38 Issuer Barclays Bank PLC Index Details Index name Barclays Capital GEMS Index™ Composition Currencies Number of components 15 Weighted average implied yield* 5.72% Bloomberg index ticker BXIIGEM1 Inception date 1/2/07 Base value and date 209.50 as of 1/2/07 Index sponsor Barclays Capital * Based on the spot and forward fixings of the Index from the roll date on 12/15/11. Calculated as the weighted average of the one month implied local deposit rates of the index constituent currencies derived from official Index data as of such date. Cumulative Index Return 45% 35% 25% 15% 5% -5% Nov 08 May 09 Nov 09 May 10 Nov 10 May 11 Nov 11 Barclays Capital GEMS Index™ Source: Barclays Capital (based on daily returns 11/08-11/11 since Index inception date). Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Index Composition Argentina 7.65% Thailand 7.15% Philippines 7.15% Indonesia 6.96% South Korea 6.76% Colombia 6.73% Chile 6.69% Turkey 6.68% Russia 6.65% Brazil 6.46% Mexico 6.37% Hungary 6.23% South Africa 6.22% Poland 6.15% India 6.14% Source: Barclays Capital, as of 12/15/11. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the closing indicative value times the daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times the index factor on that day (or, if such day is not an index business day, one) divided by 365. The index factor on any day will equal the closing level of the Index on such day divided by the closing level of the Index on the immediately preceding index business day. Page 1 of 3 BARCLAYS

JEM Annualized Performance, Standard Deviation And Correlation History 3-Month 6-Month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations 2 Annualized Annualized Annualized Annualized 1 Barclays Capital GEMS Index™ –8.23 –8.87 –2.21 6.83 n/a 10.00 1.00 MSCI EAFE Index –5.62 –16.56 –4.12 10.11 –3.95 22.92 0.87 MSCI Emerging Markets IndexSM –9.71 –19.40 –11.54 23.61 3.56 26.29 0.91 S&P 500 Index 2.90 –6.25 7.83 14.13 –0.18 18.97 0.78 Barclays Capital U.S. Aggregate Bond Index 0.75 3.54 5.52 7.69 6.14 3.36 0.21 Dow Jones-UBS Commodity Index Total ReturnSM –11.11 –12.23 –0.32 6.12 –2.24 18.43 0.74 Source: BlackRock, Barclays Capital, MSCI, S&P and Dow Jones-UBS, as of 11/30/11. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 1 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 11/08—11/11, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays Capital 2 Correlations based on monthly returns 11/08-11/11. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Capital Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Exchange Rate Risk: Because the performance of the underlying index is linked to the exchange rates between the index constituent currencies and the US dollar, the level of the underlying index may be affected by unpredictable changes in currency prices, including as a result of government action. Because some or all of the index constituent currencies do not float freely and are currently either managed or pegged by their respective governments, and the exchange rates of managed and pegged currencies tend to fluctuate significantly less than those of free-floating currencies, there is limited potential for the increase in value of the underlying index. Page 2 of 3

JEM Top Index Holdings Component Country Weight Implied Yield ARGENTINIAN PESOS Argentina 7.65% 19.23% THAILAND BAHT Thailand 7.15% 3.91% PHILIPPINES PESO Philippines 7.15% 1.18% INDONESIAN RUPIAH Indonesia 6.96% 4.87% SOUTH KOREAN WON South Korea 6.76% 1.99% COPESO Colombia 6.73% 1.03% CHILEAN PESO Chile 6.69% 4.37% NEW TURKISH LIRA Turkey 6.68% 10.03% RUSSIAN RUBLE Russia 6.65% 6.29% BRAZILIAN REAL Brazil 6.46% 8.09% Source: Barclays Capital, as of 12/15/11. Index composition is subject to change. Emerging Market Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. Investments in emerging market currencies carries the risk of loss from unfavorable fluctuations in currency exchange rates due to economic, social, political, financial and military conditions in the emerging markets. The ETNs may be subject to more volatility than investments outside of emerging markets. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock or foreign exchange markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Barclays Capital Global Emerging Markets Strategy (GEMS) IndexTM” is a trademark of Barclays Bank PLC. © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0507-1111 Page 3 of 3 Not FDIC Insured • No Bank Guarantee • May Lose Value 1-877-764-7284 www.ipathetn.com